                           SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934


Filed by the Registrant   [X]
Filed by a Party other than the Registrant   [_]
Check the appropriate box:
[_] Preliminary Proxy Statement
    Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(z))
[X] Definitive Proxy Statement
[_] Definitive Additional Materials
[_] Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                   HOME HEALTH CORPORATION OF AMERICA, INC.
 -------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

 -------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box)
[X] No fee required.
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:


    (2) Aggregate number of securities to which transaction applies:


    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined.):

    (4) Proposed maximum aggregate value of transaction:

    (5)  Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)  Amount Previously Paid:

(2)  Form, Schedule or Registration Statement No.:

(3)  Filing Party:

(4)  Date Filed:

                   HOME HEALTH CORPORATION OF AMERICA, INC.
                     2200 RENAISSANCE BOULEVARD, SUITE 300
                           KING OF PRUSSIA, PA 19406

                            ----------------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD NOVEMBER 19, 1998

                            ----------------------


To the Shareholders of Home Health Corporation of America, Inc.:

   The 1998 Annual Meeting of Shareholders (the "Annual Meeting") of Home Health Corporation of America, Inc. (the "Company") will be held on Thursday, November 19, 1998, at 8:30 a.m., prevailing time, at the Marriott, 111 Crawford Avenue, West Conshohocken, Pennsylvania, for the purpose of considering and acting upon the following:

      1. To elect two Class C directors to each hold office for a term of three years and until his successor is duly elected and qualified, as described in the accompanying Proxy Statement; and

      2. To transact such other business as may properly come before the Annual Meeting.

   Only shareholders of record at the close of business on October 16, 1998, are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.

   If the Annual Meeting is adjourned for one or more periods aggregating at least 15 days because of the absence of a quorum, those shareholders entitled to vote who attend the reconvened Annual Meeting, if less than a quorum as determined under applicable law, shall nevertheless constitute a quorum for the purpose of acting upon any matter set forth in this Notice of Annual Meeting.

   YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE URGED TO SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE; NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.



                          By Order of the Board of Directors


                          /s/ David S. Geller
                              Secretary and Chief Financial Officer


King of Prussia, Pennsylvania
October 19, 1998

                   HOME HEALTH CORPORATION OF AMERICA, INC.
                     2200 RENAISSANCE BOULEVARD, SUITE 300
                           KING OF PRUSSIA, PA 19406
                                (610) 272-1717

                            ----------------------

                                PROXY STATEMENT
                        ANNUAL MEETING OF SHAREHOLDERS
                            ----------------------


   The accompanying proxy is solicited by the Board of Directors of Home Health Corporation of America, Inc. (the "Company") for use at the 1998 Annual Meeting of Shareholders (the "Annual Meeting") to be held on Monday, November 19, 1998, at 8:30 a.m., prevailing time, at the Marriott, 111 Crawford Avenue, West Conshohocken, Pennsylvania, and any adjournments or postponements thereof. This Proxy Statement and accompanying proxy card are first being mailed to shareholders on or about October 19, 1998.

   The cost of this solicitation will be borne by the Company. In addition to solicitation by mail, proxies may be solicited in person or by telephone, facsimile, telegraph or teletype by officers, directors or employees of the Company, without additional compensation. Upon request, the Company will pay the reasonable expenses incurred by record holders of the Company's Common Stock who are brokers, dealers, banks or voting trustees, or their nominees, for mailing proxy material and annual shareholder reports to the beneficial owners of the shares they hold of record.

   Only shareholders of record, as shown on the transfer books of the Company, at the close of business on October 16, 1998 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, there were 9,858,159 shares of Common Stock outstanding.

   Proxies in the form enclosed, if properly executed and received in time for voting, and not revoked, will be voted as directed on the proxies. If no directions to the contrary are indicated, the persons named in the enclosed proxy will vote all shares of Common Stock "for" the election of all nominees for directors hereinafter named. Sending in a signed proxy will not affect a shareholder's right to attend the Annual Meeting and vote in person since the proxy is revocable. Any shareholder who submits a proxy has the power to revoke it by, among other methods, giving written notice to the Secretary of the Company at any time before the proxy is voted.

   The presence, in person or represented by proxy, of the holders of a majority of the outstanding shares of Common Stock will constitute a quorum for the transaction of business at the Annual Meeting. All shares of the Company's Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting, no matter how they are voted or whether they abstain from voting, will be counted in determining the presence of a quorum. If the Annual Meeting is adjourned because of the absence of a quorum, those shareholders entitled to vote who attend the adjourned meeting, although constituting less than a quorum as provided herein, shall nevertheless constitute a quorum for the purpose of electing directors. If the Annual Meeting is adjourned for one or more periods aggregating at least 15 days because of the absence of a quorum, those shareholders entitled to vote who attend the reconvened Annual Meeting, if less than a quorum as determined under applicable law, shall nevertheless constitute a quorum for the purpose of acting upon any matter set forth in the Notice of Annual Meeting.

   Each share of Common Stock is entitled to one vote on each matter which may be brought before the Annual Meeting. The election of directors will be determined by a plurality vote and the nominee receiving the most "for" votes
will be elected.   Approval of any other proposal will require the affirmative vote of a majority of the shares cast on the proposal. Under the Pennsylvania Business Corporation Law, an abstention, withholding of authority to vote or broker non-vote will not have the same legal effect as an "against" vote and will not be counted in determining whether the proposal has received the required shareholder vote.

                                 ELECTION OF DIRECTORS

   The Company's Bylaws provide that the board of directors shall consist of not fewer than three nor more than nine directors, with the exact number to be fixed by the board of directors. The board of directors has fixed the number of directors at four. Pursuant to the Bylaws of the Company, the directors are divided into three classes, which is required to be as nearly equal in number as possible. One class of directors is to be elected annually for a term of three years. The board of directors is currently comprised of two classes (Class A and Class B) of one director each and one class (Class C) of two directors.

   At the Annual Meeting, shareholders will elect two Class C directors to each serve for a term of three years and until his successor is elected and qualified. Unless directed otherwise, the persons named in the enclosed Proxy intend to vote such Proxy "for" the election of the listed nominees or, in the event of inability of the nominees to serve for any reason, for the election of such other persons as the board of directors may designate to fill the vacancies. The board has no reason to believe that the nominees will not be candidates or will be unable to serve.

   The board of directors has nominated Bruce J. Feldman and Harvey Machaver to serve as the Class C directors. Mr. Feldman and Mr. Machaver currently serve as directors. The nominees have consented to being named in the Proxy Statement and to serve if elected. The following table sets forth information, as of the Record Date, concerning the Company's directors and nominees for election to the board of directors:




                                                                       Director             Term
 Name                          Age              Position                Since              Expires
-----------------------        ---     --------------------------      --------      --------------------

Bruce J. Feldman (1)(3)        49      Chairman of the Board,            1982         1998 Annual Meeting
                                           President and Chief
                                            Executive Officer
G. Michael Bellenghi(1)(2)     50      Director                          1994         2000 Annual Meeting
Harvey Machaver (1)(2)(3)      73      Director                          1985         1998 Annual  Meeting
Donald M. Gleklen (1)(2)       61      Director                          1998         1999 Annual Meeting
------------------------------
(1)  Member of the Audit Committee.
(2)  Member of the Compensation Committee.
(3)    Nominee for Director.

   The following information about the Company's directors and nominees for directors is based, in part, upon information supplied by such persons.

   Bruce J. Feldman, the founder of the Company, has served as President, Chief Executive Officer and Chairman of the Company since it was founded in December 1982. Prior to founding the Company, Mr. Feldman owned a Medicare-certified home health agency, which became a subsidiary of the Company in 1982.

   G. Michael Bellenghi has been a director of the Company since October 1994. Since January 1996, he has been the Chairman and Chief Executive Officer of Recordex Services, Inc., a medical records retrieval company located in Malvern, Pennsylvania. Mr. Bellenghi also serves as a director of F.Y.I. Incorporated, the parent company of Recordex Services, Inc., a company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934. From 1990 to 1996, Mr. Bellenghi was the Chief Executive Officer of Paragon Management Group, Inc., a health care consulting company located in Malvern, Pennsylvania.

   Harvey Machaver has been a director of the Company since December 1985. Since 1990, Mr. Machaver has been President of Scopus Evaluation Services ("Scopus"), a health care consulting firm located in New York, New York. Mr. Machaver is a fellow of the American College of Health Care Executives and a fellow of the New York Academy of Medicine.

   Donald M. Gleklen has been a director of the Company since April 1998. Since March 1994, Mr. Gleklen has been a private investor and strategic business advisor to companies in various industries, including health care. Mr. Gleklen also serves as a director of Lason, Inc., New West Eyeworks, Inc. and NutraMax Products, Inc., companies with a class of securities registered pursuant to
Section 12 of the Securities Exchange Act of 1934. Since March 1998 he has also served as Vice Chairman of the Maine Merchant Bank. From February 1995 to December 1997 he was President of Jocard Financial, an investment management firm. From March 1994 to February 1995, Mr. Gleklen was special counsel to R.J. Brobyn & Associates, a law firm.

SHAREHOLDER NOMINATIONS

   Pursuant to the Company's Bylaws, no shareholder is permitted to nominate a candidate for election as a director unless the shareholder is present in person at the annual meeting and provides, in writing, to the Secretary of the Company
(a) information about the candidate that is equivalent to the information concerning the candidates nominated by the board of directors that was contained in the Company's proxy statement for the immediately preceding meeting at which directors were elected if the Company distributed a proxy statement to its shareholders in connection with such election of directors, or (b) if the Company did not distribute a proxy statement, the following information about such candidate: (i) name, age, business and residence address of such candidate; (ii) any position, office or arrangement held with the Company by such candidate and a description thereof; (iii) a description of any arrangement between the candidate and any other person(s) (naming such person(s)) pursuant to which he was nominated as a director; (iv) the candidate's principal occupation for the five years prior to the election; (v) the number of shares of the Company's stock beneficially owned by the candidate; (vi) a description of any commercial transaction or series of transactions involving the candidate in which the Company (or any of its affiliates) has a direct or indirect material interest in the transaction, including the amount of the transaction and the amount of the candidate's interest in the transaction; and (vii) evidence of the consent of such candidate to serve as a director if elected. The Bylaws also require that the nominating shareholder provide the Company with the following information: (a) the name and address as they appear on the Company's stock transfer books of such nominating shareholder and of the beneficial owners (if any) of the Company's capital stock registered in such shareholder's name and name and address of other shareholders known by the nominating shareholder to be supporting such candidate; (b) the class and number of shares of the Company's capital stock which are held of record, beneficially owned or represented by proxy by such nominating shareholder and any other shareholders known to such nominating shareholder to be supporting such candidate as of the record date for the annual meeting in question (if such the shareholders of the Company have then been given notice of such date) and as of the date of the nominating shareholder's notice. This information is required to be provided in writing at least four (4) months prior to the annual meeting of shareholders.

   If the board of directors or a designated committee thereof determines that any shareholder nomination was not timely made in accordance with the terms of the Bylaws or that the information provided by the nominating shareholder does not satisfy the informational requirements of the Bylaws in any material respect, then such nomination will not be considered at the annual meeting in question. If neither the board of directors nor such committee makes such a determination as to the nominating shareholder's compliance with the Bylaws, the judge(s) of election for the annual meeting, or if same have not been appointed pursuant to the Bylaws, the Chairman of the annual meeting is required to determine whether a nomination was made in accordance with these provisions. If the board of directors, a designated committee thereof, the judge(s) of election or the Chairman of the annual meeting, as the case may be, determines that a nomination was made in accordance with the Bylaws, the Chairman will so declare at the annual meeting and ballots will be provided for use at the meeting with respect to such candidate.

BOARD OF DIRECTORS, COMMITTEES AND ATTENDANCE AT MEETINGS

   The board of directors of the Company held four meetings during fiscal 1998. Each director attended 75% or more of the meetings of the board and committees of which he was a member during fiscal 1998.

   The board of directors of the Company has appointed a Compensation Committee to review and make recommendations to the board of directors regarding the salaries, bonuses and other forms of compensation for executive officers of the Company and to administer various compensation and benefit plans. During fiscal 1998, the Compensation Committee held two meetings.

   The board of directors also has appointed an Audit Committee to, among other things, review the Company's accounting practices, internal accounting controls and financial results and to oversee the engagement of the Company's independent auditors. The Audit Committee held two meetings during fiscal 1998.

   The board of directors has not appointed a standing Nominating Committee.

DIRECTOR COMPENSATION

   Directors' Fees. Prior to September 2, 1998, each director of the Company who is not also an officer or employee of the Company received a fee of $1,000 for each meeting of the board of directors or any committee of the board of directors attended in person and $500 for each meeting of the board of directors or any committee of the board of directors attended by telephone. Effective September 2, 1998, these amounts were increased to $2,500 and $1,000, respectively. These fees may be paid in cash or in shares of the Company's Common Stock.

   Consulting Arrangements. The Company has a consulting arrangement with Scopus, of which Mr. Machaver is the principal stockholder. In fiscal 1998, 1997 and 1996, the Company paid consulting fees of approximately $44,000, $44,000 and $40,000, respectively, to Scopus.

   Stock Options. Under the Amended and Restated 1995 Employee and Consultant Equity Plan (the "Option Plan"), Mr. Bellenghi and Mr. Machaver, non-employee directors, were each granted on November 13, 1995 an option to purchase 10,000 shares of Common Stock at an exercise price of $7.50 (the "Directors' Options"). The Directors Options are currently exercisable. Mr. Gleklen, a non-employee director, was granted on April 14, 1998 an option to purchase 10,000 shares of Common Stock at an exercise price of $2.75. Mr. Gleklen's options vest equally over the three year period from the grant date through April 14, 2001.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS.

   The following information is given with respect to the executive officers of the Company who are not directors.

      David S. Geller, age 39, became Chief Financial Officer in July 1998. From February 1996 to July 1998, Mr. Geller was Senior Vice President/Chief Financial Officer for Physician Support Systems, Inc., a provider of business management services to physicians and hospitals. From May 1990 to February 1996, Mr. Geller was a Senior Audit Manager for Deloitte & Touche, certified public accountants.

     Colleen M. Lederer, age 42, became Corporate Vice President of Professional Services in July 1994. From 1987 to 1994, Ms. Lederer was Director of Professional Services of the Company.

     Wanda Monical, age 44, became Corporate Senior Vice President - Business Development and Planning in July 1998. From June 1997 to July 1998, Ms. Monical was Corporate Vice President - Women's and Children's Health Services. From March 1995 to March 1997, Ms. Monical was Vice President for Interim Healthcare, Inc., a regional nursing services provider. From October 1992 to December 1994, Ms. Monical served in senior development capacities at Olsten Kimberly Quality Care, a national provider of nursing services.

     Joseph J. Grilli, age 47, became Area Vice President, Northeast in March 1997, when the Mid-Atlantic Region was split into the Mid-Atlantic and Northeast Regions. From July 1996 to April 1997, Mr. Grilli was the Vice President, Mid-Atlantic Region and has been employed by the Company since 1988 in various positions.

     James Weinstein, age 44, became Area Vice President, Mid-Atlantic in March 1997. From 1991 to 1997, Mr. Weinstein was President of GHS Home Medical Services, a home care provider owned by Graduate Health System, a vertically integrated hospital system located in the Metropolitan Philadelphia area.

     Jerry G. Carroll, age 56, became Senior Vice President, Southern Region in September 1997. From April 1996 to June 1997, Mr. Carroll was Division Vice President for Columbia/HCA, a provider of home health care. From September 1995 to February 1996, Mr. Carroll was Area Vice President for Coram, a provider of home infusion therapy. From April 1993 to September 1995, Mr. Carroll was Area Vice President of HMSS Inc., a provider of home infusion therapy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of June 30, 1998, certain information with respect to the beneficial ownership of the Common Stock (i) by each person who is known by the Company to be the beneficial owner of more than 5% of the Common Stock, (ii) by each director of the Company, (iii) by each executive officer of the Company named in the Summary Compensation Table and (iv) by all directors and executive officers of the Company as a group. Except as otherwise indicated, all information is as of June 30, 1998 and the beneficial owners of the Common Stock listed below have sole investment and voting power with respect to such shares.

                                                            Shares Beneficially Owned (2)
                                                           --------------------------------
  Name and Address of Beneficial Owner(1)                    Number                 Percent
--------------------------------------------               ----------               -------
Bruce J. Feldman(3).........................                 784,603                  8.0%
Fred J. Nicholas(4).........................                  94,333                  1.0%
David S. Geller.............................                       -                     -
James Weinstein.............................                   2,200                   (*)
Joseph J. Grilli(5).........................                  31,666                   (*)
Wanda Monical(6)............................                   3,333                   (*)
G. Michael Bellenghi(6).....................                  10,000                   (*)
Harvey Machaver(7)..........................                  37,591                   (*)
Donald M. Gleklen...........................                  20,000                   (*)
Wasatch Advisers, Inc.(8)...................                 781,481                  8.0%
Wellington Management Co., L.L.P.(9)........                 758,500                  7.8%
Joseph Falkson(10)..........................                 579,901                  5.9%
Susan Falkson(10)...........................                 579,901                  5.9%
Michael Falkson(10).........................                 579,901                  5.9%
Peter Falkson(10)...........................                 579,901                  5.9%
All Directors and Executive
   Officers as a group (10 persons)(11).....                 987,459                 10.1%

------------------------------
(*)  Denotes less than 1.0%
(1) Except as otherwise shown, the address of each person listed above is in care of the Company, 2200 Renaissance Boulevard, Suite 300, King of Prussia, PA 19406.
(2) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the "Commission") and includes voting or investment power with respect to the shares. Shares of the Company Common Stock subject to securities exercisable within 60 days following June 30, 1998, are deemed outstanding for computing the share ownership and percentage ownership of the person holding such securities, but are not deemed outstanding for computing the percentage of any other person.
(3) Includes 95,238 shares of the Company Common Stock held by the Company's Profit Sharing Plan, of which Mr. Feldman is sole voting trustee, 175,000 shares of the Company Common Stock which may be acquired upon the exercise of stock options, and 5,000 shares of the Company Common Stock which may be acquired upon the exercise of warrants.
(4) Includes 93,333 shares of the Company Common Stock which may be acquired upon the exercise of options.
(5) Includes 21,666 shares of the Company Common Stock which may be acquired upon the exercise of options.
(6) Represents shares of the Company Common Stock which may be acquired upon the exercise of options.
(7) Consists of 20,000 shares of the Company Common Stock which may be acquired upon the exercise of warrants, 10,000 shares of the Company Common Stock which may be acquired upon the exercise of options and 7,591 shares held jointly with Mr. Machaver's spouse.

(8) The shares of the Company Common Stock are owned by a variety of investment advisory clients of Wasatch Advisers, Inc. ("Wasatch"), which clients receive dividends with respect to and proceeds from the sale of such shares. No such client is known to beneficially own more than 5% of the Company Common Stock. Wasatch has sole dispositive and voting power with respect to all 781,481 of the shares of the Company Common Stock. The information set forth herein with respect to the beneficial ownership of the Company Common Stock is as of June 30, 1998 and is derived from information supplied to the Company by Wasatch. The address of such beneficial owner is 68 S. Main Street, Suite 400, Salt Lake City, UT
     84101.
(9) The shares of the Company Common Stock are owned by a variety of investment advisory clients of Wellington Management Company ("Wellington"), which clients receive dividends with respect to and proceeds from the sale of such shares. No such client is known to beneficially own more than 5% of the Company Common Stock. Wellington has shared dispositive power with respect to all 758,500 of the shares of the Company Common Stock and shared voting power with respect to 363,000 of the shares of the Company Common Stock. The information set forth herein with respect to the Company Common Stock is as of June 30, 1998 and is derived from information supplied to the Company by Wellington. The address of such beneficial owner is 75 State Street, Boston, MA 02109.
(10) Each of Joseph Falkson, Susan Falkson, Michael Falkson and Peter Falkson have shared voting and dispositive power with respect to these shares. Their address is 132 Lakeside Drive West, Centerville, MA 02632.
(11) Includes 25,000 shares of the Company Common Stock which may be acquired upon the exercise of warrants and 316,665 shares of the Company Common Stock which may be acquired upon the exercise of options.

EXECUTIVE COMPENSATION

     Compensation Committee Report

     The Compensation Committee of the Company's board of directors establishes the Company's general compensation policies, compensation plans and specific compensation levels of the Company's most highly compensated executive officers, and reviews the design, administration and effectiveness of compensation programs for other key executives. The Compensation Committee's executive compensation policies are designed to provide competitive levels of compensation, integrate pay with the Company's annual and long-term performance goals, reward above-average corporate performance, recognize individual initiative and achievements, and assist the Company in attracting and retaining qualified executives.

     The Company's executive officer compensation program is comprised of base salary, annual cash incentive compensation, long term incentive compensation in the form of stock options and various benefits generally available to full-time employees of the Company, including participating in group medical and life insurance plans. The Company seeks to be competitive with compensation programs offered by companies of a similar size within the health care industry based on formal and informal surveys conducted by the Company.

     Decisions with respect to the compensation of Bruce Feldman, the Chairman, President and Chief Executive Officer of the Company for fiscal 1998 were made by the Compensation Committee. Decisions with respect to the compensation of all other executive officers of the Company are made by Mr. Feldman within the guidelines established by the Compensation Committee.

     Base Salary. Prior to the beginning of each fiscal year, financial and other goals are established for the Company. Each executive officer is responsible for accomplishing the goals pertaining to his area of responsibility. At the end of each fiscal year, a performance review takes place with each executive officer to measure performance against those objectives. Base salary decisions are made based on the results of the performance review as well as other considerations such as the executive officer's level of responsibility, years of service with the Company and professional background.

     Annual Incentive Compensation. For fiscal 1998 the Company established a performance based bonus plan which awarded to executive officers bonus compensation up to 10% of base salary if certain financial goals were achieved. Information concerning bonus compensation paid to certain executive officers with respect to fiscal 1998 is set forth in the Summary Compensation Table.

     Stock Options. The Company uses its Option Plan as a long-term incentive plan for executive officers and lay employees. The objectives of the Option Plan with respect to executive officers are to align the long-term interests of executive officers and shareholders by creating a direct link between executive compensation and shareholder return and to enable executives to develop and maintain a significant long-term equity interest in the Company. The Plan authorizes the Compensation Committee to award stock options to officers and key employees. Stock options granted to executive officers are based upon the level and degree of responsibility of the positions they hold. In general under the Option Plan, options are granted with an exercise price equal to the fair market value of the Company Common Stock on the date of grant and are exercisable according to a vesting schedule determined by the Compensation Committee at the time of grant. In fiscal 1998, the Compensation Committee granted options to purchase an aggregate of 341,667 shares of Company Common Stock under the Plan, excluding options to purchase 148,000 shares of Company Common Stock which were repriced to $3.00 per share during April 1998. Information concerning the option grants to certain executive officers is set forth in the Summary Compensation Table.

     Determination of Compensation of Chief Executive Officer. The Compensation Committee based Mr. Feldman's compensation for fiscal 1998 in part on a survey of compensation paid to the chief executive officers of companies comparable to the Company. The Compensation Committee also considered Mr. Feldman's role in developing acquisition opportunities for HHCA, the achievement by HHCA of certain financial goals and the performance of the Company Common Stock.

     Policy with Respect to Section 162(m) of the Internal Revenue Code. Generally, Section 162(m) of the Internal Revenue Code of 1986, and the regulations promulgated thereunder (collectively, "Section 162(m)"), denies a deduction to any publicly held corporation, such as the Company, for certain compensation exceeding $1,000,000 paid during a taxable year to the chief executive officer and the four other highest paid executive officers, excluding, among other things, certain performance-based compensation. Where appropriate, the Compensation Committee has taken action to reduce the impact of this provision. For example, the Compensation Committee intends that the Option Plan qualify for the performance-based exclusion. The Compensation Committee continually evaluates to what extent Section 162(m) will apply to its other compensation programs.

                          THE COMPENSATION COMMITTEE

                           Harvey Machaver, Chairman
                             G. Michael Bellenghi
                               Donald M. Gleklen

     SUMMARY COMPENSATION TABLE

     The following table sets forth certain information regarding the compensation paid to the Chief Executive Officer and each of the four other most highly compensated executive officers of the Company for services rendered in all capacities to the Company for fiscal 1998, 1997 and 1996 (collectively the "named executive officers"):



                                                                                   Long Term
                                                          Annual                 Compensation
                                                      Compensation (1)          --------------
                                              -----------------------------       Securities
            Name and                Fiscal                                        Underlying           All Other
       Principal Position            Year          Salary           Bonus          Options           Compensation
--------------------------------  ---------   -----------------   ---------     --------------      --------------
Bruce J. Feldman,                    1998        $325,904            $     -               -           $15,460 (2)
President and Chief                  1997         300,000                  -           100,000          33,792 (3)
 Executive Officer                   1996         254,000             43,600            75,000          33,792 (3)

Fred J. Nicholas                     1998         194,135                  -               -               -
Chief Operating                      1997         165,000                  -            50,000             -
 Officer, Corporate (4)              1996         155,000             15,500            50,000             -

James Weinstein,                     1998         138,137                  -               -               -
Area Vice President,                 1997          28,846                  -               -               -
 Mid-Atlantic (5)

Joseph J. Grilli                     1998         131,858                  -            50,000 (6)         -
Area Vice President,                 1997         125,000                  -            15,000             -
 Northeast                           1996         110,000             11,000            10,000             -

Wanda Monical,                       1998         114,615                  -            10,000 (8)         -
 Senior Vice President,              1997               -                  -            10,000             -
  Business Development
  and Planning,
  Corporate(7)

_____________________________
(1) Does not include the value of perquisites provided to certain executive officers which in the aggregate did not exceed the lesser of $50,000 or 10% of such officer's salary and bonus.
(2) Consists of $15,460 of premiums on a split-dollar life insurance policy.
(3) Consists of $15,460 of premiums on a split-dollar life insurance policy and $18,332 relating to indebtedness to the Company that was forgiven upon the attainment of certain operating results.
(4) Mr. Nicholas resigned as Chief Operating Officer effective July 1, 1998.
(5) Mr. Weinstein started with the Company in April 1997.
(6) Reflects options to purchase 15,000, 15,000 and 10,000 shares of Company Common Stock granted in July 1997, July 1996 and December 1995, respectively, which were repriced during April 1998 to $3.00 per share from $12.00, $10.00 and $7.50 per share, respectively. Additionally, includes options to purchase 10,000 shares of Company Common Stock granted in May, 1998 at $3.44 per share.
(7) Ms. Monical started with the Company June 23, 1997.
(8) Reflects option to purchase 10,000 shares of Common Stock granted June 23, 1997 which was repriced during April 1998 to $3.00 per share from $9.75 per share.

     OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth certain information concerning stock options granted during fiscal 1998 to the named executive officers. The following table also sets forth the potential realizable value over the term of the options (the period from grant date to the expiration date), based on assumed rates of stock appreciation of 5% and 10%, compounded annually. These amounts do not represent the Company's estimate of future stock price. Actual realizable values, if any, of stock options will depend on the future performance of the Company's common stock.

                                                                                             Potential Realizable
                                                                                               Value at Assumed
                                                                                                    Annual
                                                                                              Rates of Stock Price
                                                                                                Appreciation For
                                               Individual Grants                                 Option Term(1)
                            -------------------------------------------------------------     --------------------
                            Number of          Percent of
                            Securities        Total Options
                            Underlying         Granted to
                             Options          Employees In       Exercise     Expiration
     Name                    Granted           Fiscal Year         Price         Date            5%         10%
----------------------      ----------        -------------     ----------   ------------     --------    --------
Bruce J. Feldman......               -                    -              -              -            -           -

Fred J. Nicholas......               -                    -              -              -            -           -

James Weinstein.......               -                    -              -              -            -           -

Joseph J. Grilli......       40,000(2)                 8.2%          $3.00            (2)            -           -
                             10,000                    2.0%           3.44         5/1/08            -           -

Wanda Monical.........       10,000(3)                 2.0%           3.00        6/23/07            -           -

__________________________

(1) Represents the difference between the market value of the Company's common stock for which the option may be exercised, assuming that the market value of the common stock appreciates in value from the date of grant to the end of the option term at annualized rates of 5% and 10%, respectively, and the exercise price of the option. The rates of appreciation used in this table are prescribed by regulations of the Securities and Exchange Commission and are not intended to forecast future appreciation of the market value of the common stock.
(2) Reflects options to purchase 15,000, 15,000 and 10,000 shares of Common Stock granted in July 1997, July 1996 and December 1995, respectively, which were repriced during April 1998 to $3.00 per share from $12.00, $10.00 and $7.50 per share, respectively and which expire December 2005, July 2006 and July 2007, respectively.
(3) Reflects option to purchase 10,000 shares of Common Stock granted on June 23, 1997 which was repriced during April 1998 to $3.00 per share from $9.75 per share.

     AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth certain information concerning the exercise of stock options during fiscal 1998 and the number and value of unexercised options held at the end of fiscal 1998 by the named executive officers.

                                                              Number of Securities             Value of Unexercised
                                                             Underlying Unexercised           In-the-Money Options at
                                                               Options at Year-End               Fiscal Year-End(2)
                                                        ------------------------------    --------------------------------
                           Shares
                          Acquired on      Value
      Name                 Exercise      Realized(1)     Exercisable     Unexercisable     Exercisable     Unexerciseable
-------------------      ------------   -------------   -------------   ---------------   -------------   ----------------
Bruce J. Feldman...                 -               -         175,000                 -               -                  -
Fred J. Nicholas...                 -               -          93,333             8,334          $2,188                  -
James Weinstein....                 -               -               -                 -               -                  -
Joseph J. Grilli...             5,000         $56,875          21,666            28,334               -                  -
Wanda Monical......                 -               -           3,333             6,667               -                  -

(1) Calculated by determining the difference between the last reported sales price of the common stock underlying the exercised Options on the date of exercise and the exercise price.
(2) Calculated by determining the difference between the last reported sales price of the common stock underlying the Options on June 30, 1998 and the exercise price for those Options where the exercise price of the Options exceeded the last reported sales price of the common stock.

     EMPLOYMENT AGREEMENTS

     Bruce J. Feldman. On September 1, 1995, the Company entered into an employment agreement with Bruce J. Feldman, President and Chief Executive Officer of the Company, for an initial term of three years, subject to automatic annual extensions of one year on August 31, 1996 and each anniversary thereafter. Pursuant to the terms of Mr. Feldman's employment agreement, Mr. Feldman is entitled to receive (i) an annual base salary of $284,000, or such higher amount as the Compensation Committee may determine (the "Base Salary"),
(ii) an annual cash bonus based on the Company's achievement of specified levels of net income as determined by the Compensation Committee and (iii) a deferred annuity program of $15,000 per year and other benefits at least equivalent to those provided to the Company's other executive officers. The Base Salary will be reviewed by the Compensation Committee on not less than an annual basis. Pursuant to the employment agreement, Mr. Feldman is also entitled to receive a car allowance of at least $9,000 per year.

     Mr. Feldman's employment agreement may be terminated by the Company with or without cause, which is defined to include, among other things, the material breach of the employment agreement by Mr. Feldman, gross negligence in the performance of his duties, conviction of a felony or commission of a material act of dishonesty or breach of trust with respect to the Company. The employment agreement may also be terminated by Mr. Feldman for good reason, which includes, among other things, the demotion or removal of Mr. Feldman, a material diminishment of his responsibilities, a reduction in his Base Salary, failure to be re-elected to the Board or upon a change in control of the Company. In the event of termination for good reason (including the Company's failure to renew the term of the employment agreement) by Mr. Feldman, or without cause by the Company, Mr. Feldman will be entitled to receive, among other things, regular payments of his Base Salary for three years and have any unvested stock options and awards accelerate and become fully exercisable. In the event of termination by the Company for cause or for any other reason, Mr. Feldman will be entitled to receive any unpaid salary and benefits through the date of termination. Under the employment agreement, Mr. Feldman is prohibited from disclosing confidential information during and after the term of the agreement. In addition, Mr. Feldman is prohibited from soliciting employees or customers of the Company or engaging or participating in any business which competes with the Company within a 100-mile radius of any of the Company's branch offices while he is employed by the Company and for one year thereafter or, in the event of termination by Mr. Feldman for good reason (including the Company's failure to renew the term of the employment agreement) or by the Company without cause, for three years thereafter.

     David S. Geller.   On July 20, 1998, the Company entered into an employment
agreement with David S. Geller, Chief Financial Officer, for an initial term of three years, subject to automatic annual extensions of one year on July 19, 1999 and each anniversary thereafter. Pursuant to the terms of Mr. Geller's employment agreement, Mr. Geller is entitled (i) to receive a base salary of at least $165,000 per year through January 19, 1999, which amount will be increased to $175,000 per year on January 20, 1999, (ii) to participate in a bonus program in the event the Company achieves targeted consolidated net income, and (iii) to receive other benefits similar to those provided to the Company's other officers. Mr. Geller was also granted an option to purchase 150,000 shares of the Company's common stock at a per share exercise price of $2.25. These shares vest equally over the three year period ended July 20, 2001. Mr. Geller's employment agreement may be terminated by the Company with or without cause, which is defined to include, among other things, the material breach of the employment agreement by Mr. Geller, gross negligence in the performance of his duties, conviction of a felony or commission of a material act of dishonesty or breach of trust with respect to the Company. The employment agreement may also be terminated by Mr. Geller for good reason, which includes, among other things, the demotion or removal of Mr. Geller, a material diminishment of his responsibilities, a reduction in his base salary, or upon a change of control of the Company. In the event of termination for good reason (including the Company's failure to renew the term of the employment agreement) by Mr. Geller, or without cause by the Company, Mr. Geller will be entitled to among other things, receive regular payments of his base salary for 12 months after termination, have any stock options and awards issued to Mr. Geller become fully-vested and have health insurance continue to be provided to Mr. Geller for a period of 12 months from the date of his termination. If Mr. Geller terminates the employment agreement for good reason as a result of a change of control he will be entitled to receive regular payments of his base salary for the period which is the greater of (i) 12 months after the termination or (ii) the number of months remaining in the initial term of the employment agreement. In the event of termination by the Company for cause, Mr. Geller will be entitled to receive any unpaid salary and benefits through the date of termination. Under the employment agreement, Mr. Geller is prohibited from disclosing confidential information during and after the term of the agreement. In addition, Mr. Geller is prohibited from soliciting employees or customers of the Company or engaging or participating in any business which competes with the Company within a 100-mile radius of any of the Company's offices while he is employed by the Company or receiving severance payments from the Company and for one year thereafter.

     Joseph J. Grilli. On May 1, 1998, the Company entered into an employment agreement with Joseph J. Grilli, Area Vice President, Northeast, for an initial term of three years, subject to automatic annual extensions of one year on April 30, 1999 and each anniversary thereafter. Pursuant to the terms of Mr. Grilli's employment agreement, Mr. Grilli is entitled (i) to receive a base salary of at least $129,000 per year, (ii) to participate in a bonus program in the event the Company achieves targeted consolidated net income, and (iii) to receive other benefits similar to those provided to the Company's other officers. Mr. Grilli's employment agreement may be terminated by the Company with or without cause, which is defined to include, among other things, the material breach of the employment agreement by Mr. Grilli, gross negligence in the performance of his duties, conviction of a felony or commission of a material act of dishonesty or breach of trust with respect to the Company. The employment agreement may also be terminated by Mr. Grilli for good reason, which includes, among other things, the demotion or removal of Mr. Grilli, a material diminishment of his responsibilities, a reduction in his base salary, or upon a change of control of the Company. In the event of termination for good reason (including the Company's or without cause by the Company, Mr. Grilli will be entitled to, among other things, receive regular payments of his base salary for 12 months after termination, have any stock options and awards issued to Mr. Grilli become fully-vested and have health insurance continue to be provided to Mr. Grilli for a period of 12 months from the date of his termination. If Mr. Grilli terminates the employment agreement for good reason as a result of a change of control he will be entitled to receive regular payments of his base salary for the period which is the greater of (i) 12 months after the termination or (ii) the number of months remaining in the initial term of the employment agreement. In the event of termination by the Company for cause, Mr. Grilli will be entitled to receive any unpaid salary and benefits through the date of termination. Under the employment agreement, Mr. Grilli is prohibited from disclosing confidential information during and after the term of the agreement. In addition, Mr. Grilli is prohibited from soliciting employees or customers of the Company or engaging or participating in any business which competes with the Company within a 100-mile radius of any of the Company's offices while he is employed by the Company or receiving severance payments from the Company and for two years thereafter.

STOCK PERFORMANCE GRAPH

     The graph which follows indicates the cumulative total return on the Company's Common Stock since November 8, 1995, the date the Company's Common Stock began trading on the Nasdaq National Market, compared with the cumulative total return of companies on the Nasdaq National Market (U.S. Companies) and shares of all healthcare institutions tracked by Standard and Poors ("S&P Health Care"). Cumulative total return on the Company's Common Stock or the index equals the total increase in value since November 8, 1995, assuming reinvestment of all of the Company's Common Stock. The graph assumes that $100 was invested on November 8, 1995 in the Company's Common Stock and in each of the indexes.

                    [STOCK PERFORMANCE GRAPH APPEARS HERE]

                                                                 Nasdaq
                                                                National                 S&P
                                          HHCA                Market (U.S.)           HealthCare
                                     --------------        -------------------    ------------------
November 8, 1995                           $100                  $100                    $100
June 30, 1996                               181                   114                     119
June 30, 1997                               127                   139                     182
June 30, 1998                                31                   183                     241

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who beneficially own more than ten percent of the Company's common stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten-percent shareholders are required by regulation of the Securities and Exchange Commission to furnish the Company with copies of all
Section 16(a) forms they file.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company during or with respect to the Company's most recent fiscal year and written representations that no other reports were required, all Section 16(a) filing requirements applicable to the Company's officers, directors and greater than ten-percent beneficial owners were complied with during fiscal 1998 except that during fiscal 1998, certain non-executive officers inadvertently filed change of ownership reports late related to the repricing during fiscal 1998 of certain stock options received by them in prior fiscal periods. Additionally, one director and one non-executive officer inadvertently filed changes of ownership reports late related to options they had received during fiscal 1998.

                             SHAREHOLDER PROPOSALS

     Shareholder proposals for the 1999 Annual Meeting of Shareholders must be submitted to the Company by June 21, 1999 to receive consideration for inclusion in the Company's Proxy Statement and form of proxy. Receipt after August 21, 1999 by the Company of notice of any shareholder proposal submitted outside the processes of Rule 14a-8 under the Securities Exchange act of 1934 will be considered untimely.

                                 APPOINTMENT OF AUDITORS

     The board of directors has appointed PricewaterhouseCoopers LLP, independent accountants, to serve as the Company's independent auditors for the year ending June 30, 1999. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting and to be available to respond to appropriate questions. The representative will have the opportunity to make a statement if they so desire.

                                 OTHER MATTERS

     The Company is not presently aware of any matters (other than procedural matters) which will be brought before the Annual Meeting which are not reflected in the attached Notice of the Annual Meeting. The enclosed Proxy confers discretionary authority to vote with respect to any and all of the following matters that may come before the Annual Meeting: (i) any matter with respect to which the Company did not receive notice a reasonable time before the Company mails its proxy materials for the Annual Meeting; (ii) approval of the minutes of a prior meeting of shareholders, if such approval does not amount to ratification of the action taken at the meeting; (iii) the election of any person to any office for which a bona fide nominee named in this Proxy Statement is unable to serve or for good cause will not serve; (iv) any proposal omitted from this Proxy Statement and the form of proxy pursuant to Rules 14a-8 or 14a-9 under the Securities Exchange Act of 1934; and (v) matters incident to the conduct of the Annual Meeting. In connection with such matters, the persons named in the enclosed Proxy will vote in accordance with their best judgment.

ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K

     This Proxy Statement is accompanied by the Company's Annual Report to Shareholders for fiscal 1998.

     EACH PERSON SOLICITED HEREUNDER CAN OBTAIN A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR FISCAL 1998 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WITHOUT CHARGE EXCEPT FOR EXHIBITS TO THE REPORT, BY SENDING A WRITTEN REQUEST TO:

                    HOME HEALTH CORPORATION OF AMERICA, INC.
                    2200 Renaissance Boulevard
                    Suite 300
                    King of Prussia, PA 19406
                    Attention: Tina Labant

                              By Order of the Board of Directors



                              /s/ David S. Geller
                                  Secretary and Chief Financial Officer
King of Prussia, Pennsylvania
October 19, 1998

                    HOME HEALTH CORPORATION OF AMERICA, INC.
                              KING OF PRUSSIA, PA

        PROXY FOR 1998 ANNUAL MEETING OF SHAREHOLDERS, NOVEMBER 19, 1998

                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned hereby constitutes and appoints David S. Geller and Tina Labant, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to appear at the annual meeting of shareholders of Home Health Corporation of America, Inc. to be held on the 19th day of November, 1998 and at any postponement or adjournment thereof, and to vote all of the shares of Home Health Corporation of America, Inc. which the undersigned is entitled to vote, with all the powers and authority the undersigned would possess if personally present. The undersigned hereby directs that this proxy be voted as marked on the reverse side hereof.

  THIS PROXY WILL, WHEN PROPERLY EXECUTED, BE VOTED AS DIRECTED. IF NO DIRECTIONS TO THE CONTRARY ARE INDICATED IN THE BOXES PROVIDED, THE PERSONS NAMED HEREIN INTEND TO VOTE FOR EACH PROPOSAL LISTED ON THE REVERSE SIDE HEREOF.

  A MAJORITY OF SAID ATTORNEYS AND PROXIES PRESENT AND ACTING AT THE MEETING IN PERSON OR BY THEIR SUBSTITUTES (OR IF ONLY ONE IS PRESENT AND ACTING, THEN THAT
ONE) MAY EXERCISE ALL THE POWERS CONFERRED HEREBY. DISCRETIONARY AUTHORITY IS CONFERRED HEREBY AS TO CERTAIN MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

       (Continued and to be marked, signed and dated on the reverse side)

(1)  ELECTION OF DIRECTORS: Bruce J. Feldman and Harvey Machaver

                             FOR all nominees        WITHHOLD AUTHORITY    (INSTRUCTION:  To
                             listed above except     to vote for the       withhold authority
                             as marked to the        nominees listed       to vote for any
                             contrary at right.)     above.                individual nominee,
                                                                           write that nominee's
                                                                           name in the space
                                                                           provided below.)
                                      [   ]                [   ]           ---------------------

(2) To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

                                       Receipt of the Notice of Annual Meeting
                                       of Shareholders and Proxy Statement
                                       dated October 19, 1998 is hereby
                                       acknowledged.

                                       Date: ___________________________, 1998
                                               (Please date this Proxy)
                                       _________________________________________

                                       _________________________________________
                                                    Signature(s)

                                       Please sign exactly as your name or
                                       names appear hereon, including any
                                       official position or representative
                                       capacity.

     PLEASE MARK, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE.